Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 28, 2012, with respect to the consolidated financial statements and schedule of Roundy’s, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin

March 28, 2012